Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

My Size Inc.

We consent to the use of our report dated March 18, 2022, except for Note 16b, as to which the date is January 30, 2023, with respect to the consolidated financial statements of My Size Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member firm of KPMG International

Tel Aviv, Israel

January 30, 2023